Exhibit (d)(2)

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (“Supplemental Indenture”) is made as of the 5th day of July, 2011, between Lawson Software, Inc., a Delaware corporation (the “Issuer”) and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture, dated as of April 23, 2007 (the “Indenture”), pursuant to which the Issuer issued its 2.50% Senior Convertible Notes due 2012 (the “Notes”); and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 26, 2011 (the “Merger Agreement”), by and among the Issuer, GGC Software Holdings, Inc., a Delaware corporation, and Atlantis Merger Sub, Inc. (“Atlantis”), a Delaware corporation and a wholly owned subsidiary of GGC Software Holdings, Inc., Atlantis will merge with and into the Issuer (the “Merger”) and the Issuer will continue as the surviving corporation; and

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, Issuer’s Common Stock will be converted into the right to receive $11.25 in cash (the “Reference Property”), without any interest thereon; and

WHEREAS, in connection with the foregoing, Section 10.06 of the Indenture provides that the Issuer shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders of Notes, become convertible based only on the amount of Reference Property; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Issuer and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01. Volume Weighted Average Price. The definition of the Volume Weighted Average Price in the Indenture is hereby amended and restated in its entirety as follows:

“Volume Weighted Average Price” or “Volume Weighted Average Price of Common Stock” means $11.25.

Section 2.02 Conversion of Notes.  In accordance with Section 10.06 of the Indenture, from and after the date of this Supplemental Indenture, the Notes shall solely be convertible into the Reference Property.  Accordingly, any reference to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount in cash equal to $11.25, and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Issuer and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of the Issuer and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LAWSON SOFTWARE, INC.

By:	/s/ Stefan B. Schulz

	Name:	Stefan B. Schulz

	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin

	Name:	Latoya S. Elvin

	Title:	Associate

[Signature page to First Supplemental Indenture]